Exhibit 99.1

CUSIP No. 21873S108

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G, Amendment No. 1, with respect to the Class A Common Stock, par value $0.000005 per share, of CoreWeave, Inc., to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed, either manually or electronically, in one or more counterparts.

MICHAEL N. INTRATOR By: /s/ Michael N. Intrator Name/Title: Michael N. Intrator/an Individual Dated: August 14, 2026	PATRICIA A. INTRATOR By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/an Individual Dated: August 14, 2026
OMNADORA CAPITAL LLC By: /s/ Michael N. Intrator Name/Title: Michael N. Intrator/Manager of Omnadora Management LLC, its Managing Member Dated: August 14, 2026	INTRATOR FAMILY GST- EXEMPT TRUST By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/Co-Trustee Dated: August 14, 2026
OMNADORA MANAGEMENT LLC By: /s/ Michael N. Intrator Name/Title: Michael N. Intrator/Manager Dated: August 14, 2026	INTRATOR FAMILY TRUST By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/Co-Trustee Dated: August 14, 2026
PMI 2024 F&F GRAT By: /s/ Patricia A. Intrator Name/Title: Patricia A. Intrator/Trustee Dated: August 14, 2026